Exhibit 99.1

NYSE: MMP
_____________________________________________________________________________________________________

Date:	Feb 2, 2021

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Reports Fourth-Quarter 2020 Financial Results
Guides to 2021 Net Income of $793 Million, Distributable Cash Flow of $1.02 Billion and 1.1 Times Distribution Coverage as Economy Continues to Recover

TULSA, Okla. – Magellan Midstream Partners, L.P. (NYSE: MMP) today reported net income of $183.9 million for fourth quarter 2020 compared to $286.4 million for fourth quarter 2019. The decrease in fourth-quarter 2020 net income continued to be driven by reduced demand for refined products from the ongoing impact of COVID-19 and related restrictions, the negative impact of the lower commodity price environment on various aspects of the partnership’s business as well as lower volumes and average rates on its crude oil pipelines.
Diluted net income per common unit was 82 cents in fourth quarter 2020 and $1.25 in fourth quarter 2019. Diluted net income per unit excluding mark-to-market (MTM) commodity-related pricing adjustments, a non-generally accepted accounting principles (non-GAAP) financial measure, of 94 cents for fourth quarter 2020 was higher than the 80-cent guidance provided by management last fall, primarily due to incremental revenues from the partnership’s refined products pipeline system as a result of higher-than-expected shipments and average tariff rates.
Distributable cash flow (DCF), a non-GAAP financial measure that represents the amount of cash generated during the period that is available to pay distributions, was $269.7 million for fourth quarter 2020 compared to $357.8 million for fourth quarter 2019.
“Despite the backdrop of the most challenging industry and economic conditions experienced in our 20-year history as a public company, Magellan produced solid financial results during 2020 while ensuring continuity of important fuel supply for our country. We also returned nearly $1.2 billion of value to our investors through payment of a consistent cash distribution and equity repurchases,” said Michael Mears, chief executive officer. “Magellan’s business fundamentals remain sound, and we stand ready to serve the nation as travel and economic activity progress with additional reopening efforts. Magellan enters the new year in a strong position with an investment-grade balance sheet and resilient business model to manage our company for the long term.”
An analysis by segment comparing fourth quarter 2020 to fourth quarter 2019 is provided below based on operating margin, a non-GAAP financial measure that reflects operating profit before depreciation, amortization and impairment expense and general and administrative (G&A) expense:
Refined products. Refined products operating margin was $249.6 million, a decrease of $46.7 million. Transportation and terminals revenue decreased $18.9 million primarily due to continued lower demand associated with the ongoing impact from COVID-19 and related restrictions as well as reduced drilling activity in response to the lower commodity price environment during 2020. Revenues also decreased due to the sale of three marine terminals in first quarter 2020. These declines were partially offset by contributions from the recently-expanded West Texas pipeline segment that began operations in the third quarter of 2020 and higher tariff rates as a result of the 3.5% average increase that occurred on July 1, 2020.
Operating expenses decreased $11.3 million primarily due to lower throughput activity during the 2020 period, as well as the absence of costs associated with the assets sold in first quarter 2020. Earnings of non-controlled entities decreased slightly between periods as lower financial results from the partnership’s Powder Springs Logistics joint venture offset additional contributions from new storage and dock assets placed into service in early 2020 at its Pasadena joint venture marine terminal.
Product margin (a non-GAAP measure defined as product sales revenue less cost of product sales) decreased $38.2 million between periods primarily due to lower sales volume and reduced margins on the partnership’s gas liquids blending activities as a result of the overall lower commodity price environment.
Crude oil. Crude oil operating margin was $109.8 million, a decrease of $43.2 million. Transportation and terminals revenue decreased $27.1 million due to lower average tariff rates and less volume shipped. Average tariff rates decreased primarily as a result of the recent expiration of several higher-priced contracts on the partnership’s Longhorn pipeline, as well as the recognition of deficiency revenue that had benefited the 2019 quarter. Transportation volumes also declined due to those recent Longhorn contract expirations, with much of this volume replaced by activities of Magellan’s marketing affiliate. Lower tariff movements on the Houston distribution system due to a change in the way customers now contract for services at the partnership’s Seabrook joint venture export facility were largely offset by incremental revenue from the related new terminal transfer fee.
Operating expenses increased $5.6 million due to the timing of planned integrity spending, and other operating expense was unfavorable due to insurance proceeds that positively impacted the 2019 period. Earnings of non-controlled entities declined $8.6 million between periods primarily due to a lower contribution from Saddlehorn following Magellan’s sale of a 10% interest in Feb. 2020 and decreased uncommitted shipments on the BridgeTex pipeline.
Other items. G&A expense increased $9.3 million primarily due to severance associated with the partnership’s recent early retirement program and higher incentive compensation accruals. Net interest expense increased $3.5 million mainly as a result of lower capitalized interest from less ongoing expansion capital spending. As of Dec. 31, 2020, Magellan had $5.0 billion of debt outstanding and $13 million of cash on hand, with no borrowings outstanding on its commercial paper program or revolving credit facility.

Annual results
For the year ended Dec. 31, 2020, net income was $817.0 million compared to $1,020.8 million in 2019. The annual decline was driven by decreased contributions from both segments. The refined products segment was negatively impacted by lower demand for refined products due to the ongoing impact of COVID-19 as well as reduced drilling activity in response to the lower commodity price environment and the sale of three marine terminals in early 2020. The crude oil segment generated lower financial results primarily due to less third-party spot shipments, which move at a higher rate than shipments made pursuant to long-term commitments, as a result of unfavorable differentials between the Permian Basin and Houston, as well as lower average tariffs on the Longhorn pipeline resulting from the 2020 expiration of a portion of historical contracts. Further, Magellan earned less from Saddlehorn due to the sale of a 10% interest in early 2020.
Full-year diluted net income per common unit was $3.62 in 2020 and $4.46 in 2019. Annual DCF was $1,044.5 million in 2020, or 1.13 times the amount needed to pay distributions related to 2020, compared to $l,297.5 million in 2019.

Financial guidance for 2021
Management currently expects the partnership to generate annual DCF of $1.02 billion for 2021. Guidance assumes that refined products demand will continue to increase during 2021 as vaccines become more readily available, travel and economic activity recover and drilling activity returns due to an improved demand and commodity price environment. Further, Magellan’s refined products shipments are expected to benefit from commitments associated with recent expansion projects within the state of Texas, which should drive more volume to the partnership’s pipeline system. As a result, current 2021 estimates assume total refined products shipments increase 13% compared to 2020 results, comprised of 16% higher gasoline, 8% higher distillate and 20% higher aviation fuel. For reference, total 2021 refined products shipments are expected to increase 3% versus 2019, which is more representative of historical demand, as improved gasoline volumes from expansion projects are partially offset by lower aviation fuel.
Guidance also assumes long-haul crude oil pipeline shipments generally in-line with customer commitments and lower profits from the partnership’s gas liquids blending activities due to compressed margins between the price of gasoline and butane. Further, Magellan has made significant progress on its business optimization effort started more than a year ago, with 2021 guidance including an approximate $50 million benefit from identified efficiencies.
As previously announced, Magellan intends to maintain its quarterly cash distribution at the current level of $1.0275 per unit for the remainder of 2021. Based on the current distribution amount and number of units outstanding, distribution coverage for 2021 is expected to be 1.1 times the amount necessary to pay cash distributions for the year, generating excess cash of $100 million for 2021.
Management does not intend to provide specific financial guidance beyond 2021 at this time but expects annual DCF to improve over the next few years. Further, management continues to target distribution coverage of at least 1.2 times once refined products demand and commodity prices return to more historical levels.
Net income per common unit is estimated to be $3.55 for 2021, with first-quarter guidance of 75 cents. Guidance excludes future MTM adjustments on the partnership’s commodity-related activities.
Management continues to expect the large majority of the partnership’s operating margin will be generated by fee-based transportation and terminals services, with direct commodity-related activities contributing less than 15% of the partnership’s operating margin.

Capital allocation
Magellan remains focused on delivering long-term value for its investors through a disciplined combination of quarterly cash distributions, equity repurchases and capital investments.
During fourth quarter 2020, the partnership repurchased nearly 0.6 million of its units for $25 million, resulting in a total of 5.6 million units repurchased during 2020 for $277 million under its $750 million repurchase program authorized through 2022. The timing, price and actual number of any additional unit repurchases will depend on a number of factors including expected expansion capital spending, excess cash available, balance sheet metrics, legal and regulatory requirements, market conditions and the trading price of the partnership’s common units.
Magellan spent $355 million on expansion capital during 2020 and plans to spend approximately $75 million in 2021 to complete its identified slate of projects. The 2021 estimates now include high-returning projects to expand the truck loading capacity of the partnership’s Cheyenne, Wyoming refined products terminal and enhanced connectivity to improve butane sourcing for its Houston-area gas liquids blending activities.

Corporate conversion analysis
To address recent questions and commentary by the investment community on the subject of a potential conversion from a publicly traded partnership to a corporation, management has posted highlights of its analysis and the reasoning behind its conclusions at www.magellanlp.com/investors/webcasts.aspx.
Based on this analysis, management has concluded a corporate conversion is not warranted at this time but will continue to monitor the relative valuations of midstream partnerships and corporations, potential developments in tax policy and investors’ thoughts and preferences, while managing Magellan’s business with a focus on long-term investor value.

Earnings call details
Management will discuss fourth-quarter 2020 financial results, annual guidance for 2021 and the corporate conversion analysis during a conference call at 1:30 p.m. Eastern today. Participants are encouraged to listen to the call via the partnership’s website at www.magellanlp.com/investors/webcasts.aspx. In addition, a limited number of phone lines will be available at (800) 952-3470, conference code 21988939.
A replay of the audio webcast will be available for at least 30 days at www.magellanlp.com.

Non-GAAP financial measures
Management believes that investors benefit from having access to the same financial measures utilized by the partnership. As a result, this news release and supporting schedules include the non-GAAP financial measures of operating margin, product margin, adjusted EBITDA, DCF and net income per unit excluding MTM commodity-related pricing adjustments, which are important performance measures used by management.
Operating margin reflects operating profit before depreciation, amortization and impairment expense and G&A expense. This measure forms the basis of the partnership’s internal financial reporting and is used by management to evaluate the economic performance of the partnership’s operations.
Product margin, which is calculated as product sales revenue less cost of product sales, is used by management to evaluate the profitability of the partnership’s commodity-related activities.
Adjusted EBITDA is an important measure utilized by management and the investment community to assess the financial results of a company.
DCF is important in determining the amount of cash generated from the partnership’s operations that is available for distribution to its unitholders. Management uses this performance measure as a basis for recommending to the board of directors the amount of cash distributions to be paid each period and for determining the payouts for the performance-based awards issued under the partnership’s equity-based incentive plan.
Reconciliations of operating margin to operating profit and adjusted EBITDA and DCF to net income accompany this news release.
The partnership uses exchange-traded futures contracts to hedge against price changes of petroleum products associated with its commodity-related activities. Most of these futures contracts do not qualify for hedge accounting treatment. However, because these futures contracts are generally effective at hedging price changes, management believes the partnership’s profitability should be evaluated excluding the unrealized gains and losses associated with petroleum products that will be sold in future periods. Further, because the financial guidance provided by management excludes future MTM commodity-related pricing adjustments, a reconciliation of actual results to those excluding these adjustments is provided for comparability to previous financial guidance.
Because the non-GAAP measures presented in this news release include adjustments specific to the partnership, they may not be comparable to similarly-titled measures of other companies.

About Magellan Midstream Partners, L.P.
Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes refined petroleum products and crude oil. The partnership owns the longest refined petroleum products pipeline system in the country, with access to nearly 50% of the nation’s refining capacity, and can store more than 100 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.

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Forward-Looking Statement Disclaimer

Except for statements of historical fact, this news release constitutes forward-looking statements as defined by federal law. Forward-looking statements can be identified by words such as: plan, guides, assume, believe, estimate, expect, become, return, continue, future, target, remain, ready, resilient, intend, long-term, may, will, should and similar references to future periods. Although management believes such statements are based on reasonable assumptions, such statements necessarily involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different. Among the key risk factors that may have a direct impact on the partnership’s results of operations and financial condition are: impacts from the COVID-19 pandemic; impacts of the oversupply of crude oil and petroleum products; claims for force majeure relief by its customers or vendors; changes in price or demand for refined petroleum products, crude oil and natural gas liquids, or for transportation, storage, blending or processing of those commodities through its facilities; changes in the partnership’s tariff rates or other terms as required by state or federal regulatory authorities; shut-downs or cutbacks at refineries, of hydrocarbon production or at other businesses that use or supply the partnership’s services; changes in the throughput or interruption in service on pipelines or other facilities owned and operated by third parties and connected to the partnership’s terminals, pipelines or other facilities; the occurrence of operational hazards or unforeseen interruptions; the treatment of the partnership as a corporation for federal or state income tax purposes or the partnership becoming subject to significant forms of other taxation; changes in its capital needs, cash flows and availability of cash to fund unit repurchases or distributions; and failure of customers to meet or continue contractual obligations to the partnership. Additional factors that could lead to material changes in performance are described in the partnership's filings with the Securities and Exchange Commission, including the partnership’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2019 and subsequent reports on Forms 8-K and 10-Q. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, especially under the headings “Risk Factors” and “Forward-Looking Statements.” Forward-looking statements made by the partnership in this release are based only on information currently known, and the partnership undertakes no obligation to revise its forward-looking statements to reflect future events or circumstances.

MAGELLAN MIDSTREAM PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2020	2019	2020
Transportation and terminals revenue	$497,001	$451,113	$1,970,630	$1,794,854
Product sales revenue	238,301	129,877	736,092	611,719
Affiliate management fee revenue	5,380	5,334	21,190	21,229
Total revenue	740,682	586,324	2,727,912	2,427,802
Costs and expenses:
Operating	149,740	143,762	634,081	601,359
Cost of product sales	188,552	117,851	619,279	513,715
Depreciation, amortization and impairment	65,106	64,780	246,134	258,676
General and administrative	47,116	56,386	196,650	173,478
Total costs and expenses	450,514	382,779	1,696,144	1,547,228
Other operating income (expense)	1,437	(438)	2,975	101
Earnings of non-controlled entities	46,732	36,843	168,961	153,327
Operating profit	338,337	239,950	1,203,704	1,034,002
Interest expense	55,801	54,762	221,123	234,133
Interest capitalized	(4,865)	(819)	(19,284)	(11,270)
Interest income	(639)	(134)	(3,285)	(1,037)
Gain on disposition of assets	—	—	(28,966)	(12,887)
Other (income) expense	2,608	1,456	11,830	5,164
Income before provision for income taxes	285,432	184,685	1,022,286	819,899
Provision for income taxes	(1,013)	765	1,437	2,934
Net income	$286,445	$183,920	$1,020,849	$816,965

Basic net income per common unit	$1.25	$0.82	$4.46	$3.62

Diluted net income per common unit	$1.25	$0.82	$4.46	$3.62

Weighted average number of common units outstanding used for basic net income per unit calculation	228,705	223,889	228,658	225,503

Weighted average number of common units outstanding used for diluted net income per unit calculation	229,358	224,000	228,842	225,531

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING STATISTICS

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2020	2019	2020
Refined products:
Transportation revenue per barrel shipped	$1.664	$1.724	$1.616	$1.675
Volume shipped (million barrels):
Gasoline	73.1	71.4	280.5	270.8
Distillates	45.8	47.9	184.6	175.5
Aviation fuel	11.3	4.8	41.1	21.6
Liquefied petroleum gases	0.8	0.4	9.7	0.9
Total volume shipped	131.0	124.5	515.9	468.8

Crude oil:
Magellan 100%-owned assets:
Transportation revenue per barrel shipped	$0.898	$0.714	$0.939	$1.028
Volume shipped (million barrels)(1)	78.1	62.0	317.2	229.9
Terminal average utilization (million barrels per month)	23.2	26.6	23.0	25.2
Select joint venture pipelines:
BridgeTex - volume shipped (million barrels)(2)	39.0	32.1	156.3	132.0
Saddlehorn - volume shipped (million barrels)(3)	16.7	15.1	56.1	61.6

(1) Volume shipped includes shipments related to the partnership’s crude oil marketing activities. Volume shipped in 2020 reflects a change in the way the partnership's customers contract for its services pursuant to which customers are able to utilize crude oil storage capacity at East Houston and dock access at Seabrook. Subsequent to this change, the services the partnership provides no longer include a transportation element. Therefore, revenues related to these services are reflected entirely as terminalling revenues and the related volumes are no longer reflected in the partnership's calculation of transportation volumes.
(2) These volumes reflect the total shipments for the BridgeTex pipeline, which is owned 30% by Magellan.
(3) These volumes reflect the total shipments for the Saddlehorn pipeline, which was owned 40% by Magellan through January 31, 2020 and 30% thereafter.

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING MARGIN RECONCILIATION TO OPERATING PROFIT
(Unaudited, in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2020	2019	2020
Refined products:
Transportation and terminals revenue	$345,870	$326,959	$1,355,682	$1,241,846
Affiliate management fee revenue	1,634	1,594	6,719	6,270
Other operating income (expense)	537	1,024	10,185	3,247
Earnings of non-controlled entities	7,925	6,609	8,070	32,555
Less: Operating expenses	108,873	97,577	471,743	425,443
Transportation and terminals margin	247,093	238,609	908,913	858,475
Product sales revenue	229,371	116,929	707,812	578,630
Less: Cost of product sales	180,216	105,978	591,228	471,292
Product margin	49,155	10,951	116,584	107,338
Operating margin	$296,248	$249,560	$1,025,497	$965,813

Crude oil:
Transportation and terminals revenue	$152,713	$125,623	$620,365	$559,570
Affiliate management fee revenue	3,746	3,740	14,471	14,959
Other operating income (expense)	900	(1,462)	(7,210)	(3,146)
Earnings of non-controlled entities	38,807	30,234	160,891	120,772
Less: Operating expenses	43,830	49,442	173,261	189,087
Transportation and terminals margin	152,336	108,693	615,256	503,068
Product sales revenue	8,930	12,948	28,280	33,089
Less: Cost of product sales	8,336	11,873	28,051	42,423
Product margin	594	1,075	229	(9,334)
Operating margin	$152,930	$109,768	$615,485	$493,734

Segment operating margin	$449,178	$359,328	$1,640,982	$1,459,547
Add: Allocated corporate depreciation costs	1,381	1,788	5,506	6,609
Total operating margin	450,559	361,116	1,646,488	1,466,156
Less:
Depreciation, amortization and impairment expense	65,106	64,780	246,134	258,676
General and administrative expense	47,116	56,386	196,650	173,478
Total operating profit	$338,337	$239,950	$1,203,704	$1,034,002

Note: Amounts may not sum to figures shown on the consolidated statements of income due to intersegment eliminations and allocated corporate depreciation costs.

MAGELLAN MIDSTREAM PARTNERS, L.P.
RECONCILIATION OF NET INCOME AND NET INCOME PER COMMON UNIT
EXCLUDING COMMODITY-RELATED ADJUSTMENTS TO GAAP MEASURES
(Unaudited, in thousands except per unit amounts)

	Three Months Ended
	December 31, 2020
	Net Income	Basic Net Income Per Common Unit	Diluted Net Income Per Common Unit
As reported	$183,920	$0.82	$0.82
Commodity-related adjustments associated with future transactions(1)	27,024
Excluding commodity-related adjustments	$210,944	$0.94	$0.94

Weighted average number of common units outstanding used for basic net income per unit calculation	223,889
Weighted average number of common units outstanding used for diluted net income per unit calculation	224,000

(1) Includes the partnership's net share of commodity-related adjustments for its non-controlled entities. Please see Distributable
Cash Flow ("DCF") Reconciliation to Net Income for further descriptions of commodity-related adjustments.

MAGELLAN MIDSTREAM PARTNERS, L.P.
DISTRIBUTABLE CASH FLOW RECONCILIATION TO NET INCOME
(Unaudited, in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,		2021 Guidance
	2019	2020	2019	2020

Net income	$286,445	$183,920	$1,020,849	$816,965	$793,000
Interest expense, net	50,297	53,809	198,554	221,826	226,000
Depreciation, amortization and impairment(1)	63,979	61,178	240,874	254,586	243,000
Equity-based incentive compensation(2)	1,434	6,405	14,247	(2,715)	12,000
Gain on disposition of assets(3)	—	—	(16,280)	(10,511)	—
Commodity-related adjustments:
Derivative (gains) losses recognized in the period associated with future transactions(4)	16,022	25,541	29,690	29,275
Derivative gains (losses) recognized in previous periods associated with transactions completed in the period(4)	(1)	(4,992)	71,214	(20,900)
Inventory valuation adjustments(5)	(3,054)	(3,704)	(12,681)	5,836
Total commodity-related adjustments	12,967	16,845	88,223	14,211	(18,000)
Distributions from operations of non-controlled entities in excess of (less than) earnings	18,719	18,112	34,641	54,273	72,000
Adjusted EBITDA	433,841	340,269	1,581,108	1,348,635	1,328,000
Interest expense, net, excluding debt issuance cost amortization(6)	(49,442)	(53,054)	(186,942)	(205,446)	(223,000)
Maintenance capital(7)	(26,566)	(17,558)	(96,702)	(98,718)	(85,000)
Distributable cash flow	$357,833	$269,657	$1,297,464	$1,044,471	$1,020,000

(1)    Depreciation, amortization and impairment expense is excluded from DCF to the extent it represents a non-cash expense.
(2)    Because the partnership intends to satisfy vesting of unit awards under its equity-based long-term incentive compensation plan with the issuance of common units, expenses related to this plan generally are deemed non-cash and excluded for DCF purposes. The amounts above have been reduced by cash payments associated with the plan, which are primarily related to tax withholdings.
(3)    Gains on disposition of assets are excluded from DCF to the extent they are not related to the partnership's ongoing operations.
(4)    Certain derivatives have not been designated as hedges for accounting purposes and the mark-to-market changes of these derivatives are recognized currently in net income.  The partnership excludes the net impact of these derivatives from its determination of DCF until the transactions are settled and, where applicable, the related products are sold.  In the period in which these transactions are settled and any related products are sold, the net impact of the derivatives is included in DCF.
(5)    The partnership adjusts DCF for lower of average cost or net realizable value adjustments related to inventory and firm purchase commitments as well as market valuation of short positions recognized each period as these are non-cash items. In subsequent periods when the partnership physically sells or purchases the related products, it adjusts DCF for the valuation adjustments previously recognized.
(6)    Interest expense includes debt prepayment costs of $8.3 million in the year ended December 31, 2019 and $12.9 million in the year ended December 31, 2020, which are excluded from DCF as they are financing activities and not related to the partnership's ongoing operations.
(7)    Maintenance capital expenditures maintain existing assets of the partnership and do not generate incremental DCF (i.e. incremental returns to the unitholders). For this reason, the partnership deducts maintenance capital expenditures to determine DCF.